Exhibit 4.7
Lease Agreement
Jin-Ho Park, the president of Fine Tower whose location is 826-24, 25 Yoksam-dong, Gangnam-gu, Seoul, Korea (“the Lesser”) and Yong-Bae Ku, the CEO of Gmarket Inc. whose location is 6~8fls LG Life Insurance Building 649-11 oksam-dong, Gangnam-gu, Seoul, Korea (“the Lessee”) hereby enter into the following lease agreement.
Subject Matter of the Lease Agreement
826-24 Yoksam-dong, Gangnam-gu, Seoul, Korea
8th floor of the above building (829,76 m2)
* The above space includes the common area.
1.	Lease Period

The effective period of This Lease Agreement (this “Agreement”) is from August 1, 2007 to October 20, 2008.
1.	Lease Deposit

KRW 690,250,000

1.	Monthly Rent: KRW 10,353,750

2.	Monthly Maintenance Fee: KRW 6,777,000

A.	Upon the execution of this Agreement, KRW 69,025,000 of the lease deposit shall be paid and the balance of KRW 621, 225, 000 shall be paid on August 1, 2007.

B.	Any matter not specified by this Agreement shall follow the lease agreement between the Lessor and the Lessee on September 16, 2006 on the 9th to 12th floors of the same building.

C.	To clarify the contents of this Agreement, two (2) original copies of this Agreement shall be prepared, named and signed by the two parties and each shall keep one copy.
July 19, 2007
The Lesser
Name:
Residence Registration Number:
Address:
The Lessee
Name:
Residence Registration Number:
Address: